EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74255, No. 333-87786 and No. 333-140781) and on Form S-3 (No. 333-92388, as amended, and No. 333-117534) of our report dated November 22, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2011 Annual Report to Shareholders, which is filed herewith and incorporated by reference in Atwood Oceanics, Inc’s Annual Report on Form 10-K for the year ended September 30, 2011.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 22, 2011